Exhibit 99.1

SIRIUS XM RADIO REPORTS THIRD QUARTER 2010 RESULTS

•	Adj. Revenue Up 15% Year-Over-Year to a Record $723 Million

•	Record Adj. EBITDA of $170 Million, Up 60% Year-Over-Year

•	Net Subscriber Additions Exceed 334,000

•	Company Raises 2010 Financial Guidance

NEW YORK – November 4, 2010 – SIRIUS XM Radio (NASDAQ: SIRI)today announced third quarter 2010 financial and operating results, including:

•	Adjusted revenue of $722.5 million in the third quarter 2010, up 15% from the third quarter 2009 adjusted revenue of $629.6 million;
•	Adjusted EBITDA of $169.7 million in the third quarter 2010, an increase of 60% over the third quarter 2009 adjusted EBITDA of $106.1 million;
•	Free cash flow of $62.0 million, a 132% increase from $26.7 million in the third quarter of 2009;
•	Net subscriber additions of 334,727 in the third quarter of 2010 compared to 102,295 in the third quarter of 2009; and
•	Net income (loss) attributable to common stockholders for the third quarter of 2010 and 2009 was $67.6 million and ($151.5) million, respectively, or $0.01 and ($0.04) per diluted share.

The discussion of adjusted operating results, including adjusted revenue and adjusted EBITDA, excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of the non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.

“We continued our positive momentum in the third quarter, improved our churn and conversion rates, and attained a record high subscriber count. We delivered record adjusted revenue and adjusted EBITDA, increased our free cash flow, and we are now raising our financial guidance for the full year,” said Mel Karmazin, Chief Executive Officer, SIRIUS XM.

Karmazin added, “We will continue to increase and diversify our content offerings with new shows, new celebrity hosts and specialty programming with fantastic appeal to new and existing subscribers. By growing subscribers and revenue, tightly managing costs, and improving our balance sheet, we are positioned well for long term free cash flow growth.”

SIRIUS XM ended third quarter 2010 with 19,862,175 subscribers, an increase of more than 1.3 million subscribers compared to the end of the third quarter 2009. Net subscriber additions of 334,727 in the third quarter of 2010 improved from 102,295 subscribers in the third quarter of 2009. In the third quarter 2010, average revenue per subscriber (ARPU) was $11.81, an increase of 6% from ARPU of $11.09 in the third quarter 2009. The company’s self-pay monthly customer churn rate was 1.9% in the third quarter 2010, as compared with a self-pay monthly customer churn rate of 2.0% in the third quarter 2009. The conversion rate of trial subscribers into self-pay subscribers climbed to 48.1% in the third quarter 2010, up from 46.2% in the third quarter of 2009. Subscriber acquisition cost (SAC) per gross addition was $59 in the third quarter 2010, a 14% improvement from $69 in the third quarter 2009.

On a GAAP basis, net income (loss) attributable to common stockholders for the third quarter of 2010 and 2009 was $67.6 million and ($151.5) million, respectively, or $0.01 and ($0.04) per diluted share, on revenue of $717.5 million and $618.7 million, respectively. The company’s reported net income (loss) attributable to common stockholders included losses on extinguishment of debt in the third quarter of 2010 and 2009 of $0.3 million and $138.1 million, respectively. For the nine months ended September 30, 2010 and 2009, net income (loss) attributable to common stockholders was $124.5 million and ($550.0) million, respectively, or $0.02 and ($0.15) per diluted share, on revenue of $2.08 billion and $1.80 billion, respectively.

In October, XM completed an offering of $700 million of 7.625% Senior Notes due 2018. XM used a portion of the proceeds of the offering to repurchase $489,065,000 aggregate principal amount of its outstanding 11.25% Senior Secured Notes due 2013 pursuant to its previously announced tender offer and consent solicitation.

INCREASED 2010 OUTLOOK

The company projects full-year 2010 adjusted EBITDA of approximately $600 million versus previous guidance of approximately $575 million. The company now expects adjusted revenue for 2010 will exceed $2.8 billion and free cash flow will exceed $150 million. SIRIUS XM expects to end the year with approximately 20.1 million subscribers, consistent with its increase in subscriber guidance on October 1, 2010.

          Subscriber Data.

          The following table contains actual subscriber data for the three and nine months ended September 30, 2010 and 2009, respectively:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Beginning subscribers	19,527,448	18,413,435	18,772,758	19,003,856
Gross subscriber additions	1,952,054	1,606,446	5,693,409	4,325,532
Deactivated subscribers	(1,617,327)	(1,504,151)	(4,603,992)	(4,813,658)

Net additions	334,727	102,295	1,089,417	(488,126)

Ending subscribers	19,862,175	18,515,730	19,862,175	18,515,730

Retail	7,088,562	7,925,904	7,088,562	7,925,904
OEM	12,630,463	10,488,530	12,630,463	10,488,530
Rental	143,150	101,296	143,150	101,296

Ending subscribers	19,862,175	18,515,730	19,862,175	18,515,730

Self-pay	16,335,819	15,456,748	16,335,819	15,456,748
Paid promotional	3,526,356	3,058,982	3,526,356	3,058,982

Ending subscribers	19,862,175	18,515,730	19,862,175	18,515,730

Retail	(188,884)	(309,972)	(637,188)	(979,298)
OEM	529,798	407,131	1,699,511	492,692
Rental	(6,187)	5,136	27,094	(1,520)

Net additions	334,727	102,295	1,089,417	(488,126)

Self-pay	258,105	35,405	631,887	(92,838)
Paid promotional	76,622	66,890	457,530	(395,288)

Net additions	334,727	102,295	1,089,417	(488,126)

Daily weighted average number of subscribers	19,610,837	18,393,678	19,181,040	18,514,041

Average self-pay monthly churn (1)	1.9%	2.0%	1.9%	2.1%

Conversion rate (2)	48.1%	46.2%	46.6%	45.0%

See accompanying footnotes.

          Subscribers. The improvement was due to the 22% increase in gross subscriber additions, primarily resulting from an increase in new vehicle penetration along with an increase in returning activations, partially offset by an 8% increase in deactivations resulting from higher promotional churn due to an increase in the volume of trial subscriptions.

          Average Self-pay Monthly Churn decreased in the three months ended September 30, 2010 due to an improving economy, the success of retention and win-back programs and reductions in non-pay cancellation rates.

          Conversion Rate increased in the three months ended September 30, 2010 primarily due to marketing to promotional period subscribers and an improving economy.

          Metrics.

          The following table contains key operating metrics based on the company’s adjusted results of operations for the three and nine months ended September 30, 2010 and 2009, respectively:

	Unaudited Adjusted

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands, except for per subscriber amounts)	2010	2009	2010	2009

ARPU (3)	$11.81	$11.09	$11.70	$10.74
SAC, per gross subscriber addition (4)	$59	$69	$59	$63
Customer service and billing expenses, per average subscriber (5)	$1.02	$1.01	$1.00	$1.04
Free cash flow (6)	$61,998	$26,724	$43,126	$35,772
Adjusted total revenue (8)	$722,537	$629,607	$2,098,659	$1,842,924
Adjusted EBITDA (7)	$169,727	$106,140	$481,799	$347,198

See accompanying footnotes.

          ARPU increased in the three months ended September 30, 2010 primarily due to the introduction of the U.S. Music Royalty Fee in the third quarter of 2009, increased revenues from the sale of “Best of” programming, decreases in discounts on multi-subscription and internet packages, and increased net advertising revenue, partially offset by an increase in the number of subscribers on promotional plans.

          SAC, Per Gross Subscriber Addition, decreased in the three months ended September 30, 2010 due to lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers compared to the three months ended September 30, 2009, partially offset a 33% increase in OEM production with factory-installed satellite radios.

          Customer Service and Billing Expenses, Per Average Subscriber, increased in the three months ended September 30, 2010 primarily due to higher call volume, partially offset by lower call center expenses as a result of moving calls to lower cost locations.

          Free Cash Flow increased in the three months ended September 30, 2010 principally as a result of improvements in our adjusted EBITDA and increases in cash flows from operations resulting from higher collections of amounts due from subscribers and distributors during the three months ended September 30, 2010 as compared to the three months ended September 30, 2009, partially offset by decreases in cash flows from operations resulting from the periodic payment of related party liabilities in the current period compared to a deferral of such payments in the three months ended September 30, 2009 and the routine amortization of prepaid programming costs and release of credit card hold-backs included in other long-term assets in the three months ended September 30, 2009. As a result of these transactions, net cash provided by operating activities increased $33,811 to $150,059 in the three months ended

September 30, 2010 compared to the $116,248 provided by operations in the three months ended September 30, 2009. In addition, capital expenditures in the three months ended September 30, 2010 decreased $1,463 to $88,061 compared to $89,524 expended in the three months ended September 30, 2009, primarily due to decreased satellite and related launch vehicle spending.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three and nine months ended September 30, 2010 and 2009. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between SIRIUS and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands)	2010	2009	2010	2009

Revenue:
Subscriber revenue, including effects of rebates (GAAP)	$612,119	$578,304	$1,793,258	$1,699,455
Advertising revenue, net of agency fees (GAAP)	15,973	12,418	46,296	37,287
Equipment revenue (GAAP)	17,823	10,506	50,625	31,343
Other revenue (GAAP)	71,633	17,428	190,914	28,379
Total revenue (GAAP)	717,548	618,656	2,081,093	1,796,464
Purchase price accounting adjustments:
Subscriber revenue	3,176	9,138	12,128	41,022
Other revenue	1,813	1,813	5,438	5,438

Adjusted total revenue	$722,537	$629,607	$2,098,659	$1,842,924

For the three months ended September 30, the increase in subscriber revenue was driven by the increase in subscribers as well as an increase in the sale of “Best of” programming and the decreases in discounts on multi-subscription and internet packages, partially offset by an increase in the number of subscribers on promotional plans. The increase in advertising revenue was driven by more effective sales efforts and improvements in the national market for advertising. The increase in equipment revenue was driven by royalties from increased OEM installations. The increase in other revenue was driven by the introduction of the U.S. Music Royalty Fee in the third quarter of 2009.

          Adjusted EBITDA. EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA also removes the impact of other income and expense, losses on extinguishment of debt as well as certain non-cash charges, such as, goodwill impairment; restructuring, impairments and related costs; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands)	2010	2009	2010	2009

Total revenue	$722,537	$629,607	$2,098,659	$1,842,924
Operating expenses:
Revenue share and royalties	141,981	123,531	399,838	362,463
Programming and content	88,869	93,230	263,271	277,614
Customer service and billing	59,967	55,795	173,307	173,517
Satellite and transmission	20,023	18,676	58,645	57,077
Cost of equipment	6,463	11,944	22,187	27,988
Subscriber acquisition costs	126,873	109,384	364,600	274,082
Sales and marketing	52,213	52,827	159,231	152,039
Engineering, design and development	10,843	9,599	30,304	28,134
General and administrative	45,578	48,481	145,477	142,812

Total operating expenses	552,810	523,467	1,616,860	1,495,726

Adjusted EBITDA	$169,727	$106,140	$481,799	$347,198

For the three months ended September 30, 2010, the increase in Adjusted EBITDA was primarily due to an increase in revenues, the increase in our subscriber base, the introduction of the U.S. Music Royalty Fee in the third quarter of 2009, increased advertising and equipment revenue, decreases in discounts on multi-subscription and internet packages, and an increase in the sale of “Best of” programming, partially offset by an increase in the number of subscribers on promotional plans, and an increase in expenses which was primarily driven by higher subscriber acquisition costs related to the 22% increase in gross additions and higher revenue share and royalties expenses associated with growth in revenues subject to revenue sharing and royalty arrangements.

SIRIUS XM RADIO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands, except per share data)	2010	2009	2010	2009

Revenue:
Subscriber revenue, including effects of rebates	$612,119	$578,304	$1,793,258	$1,699,455
Advertising revenue, net of agency fees	15,973	12,418	46,296	37,287
Equipment revenue	17,823	10,506	50,625	31,343
Other revenue	71,633	17,428	190,914	28,379

Total revenue	717,548	618,656	2,081,093	1,796,464
Operating expenses (depreciation and amortization shown separately below):
Cost of services:
Revenue share and royalties	114,482	100,558	320,567	296,855
Programming and content	78,143	78,315	228,595	230,825
Customer service and billing	60,613	56,529	175,238	175,570
Satellite and transmission	20,844	19,542	60,944	59,435
Cost of equipment	6,463	11,944	22,187	27,988
Subscriber acquisition costs	105,984	90,054	305,745	230,773
Sales and marketing	51,519	52,530	156,813	152,647
Engineering, design and development	12,526	11,252	35,209	32,975
General and administrative	54,188	56,923	170,935	182,953
Depreciation and amortization	67,450	72,100	206,945	231,624
Restructuring, impairments and related costs	2,267	2,554	4,071	30,167

Total operating expenses	574,479	552,301	1,687,249	1,651,812

Income from operations	143,069	66,355	393,844	144,652
Other income (expense):
Interest expense, net of amounts capitalized	(68,559)	(80,864)	(223,230)	(246,922)
Loss on extinguishment of debt and credit facilities, net	(256)	(138,053)	(34,695)	(263,767)
Interest and investment (loss) income	(4,305)	904	(7,197)	3,059
Other income	1,108	1,246	1,837	2,505

Total other expense	(72,012)	(216,767)	(263,285)	(505,125)

Income (loss) before income taxes	71,057	(150,412)	130,559	(360,473)
Income tax expense	(3,428)	(1,115)	(6,060)	(3,344)

Net income (loss)	67,629	(151,527)	124,499	(363,817)
Preferred stock beneficial conversion feature	—	—	—	(186,188)

Net income (loss) attributable to common stockholders	$67,629	$(151,527)	$124,499	$(550,005)

Net income (loss) per common share:
Basic	$0.02	$(0.04)	$0.03	$(0.15)

Diluted	$0.01	$(0.04)	$0.02	$(0.15)

Weighted average common shares outstanding:
Basic	3,689,245	3,621,062	3,686,312	3,577,587

Diluted	6,369,831	3,621,062	6,361,090	3,577,587

SIRIUS XM RADIO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009

(in thousands, except share and per share data)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$316,255	$383,489
Accounts receivable, net	110,391	113,580
Receivables from distributors	78,983	48,738
Inventory, net	18,036	16,193
Prepaid expenses	167,734	100,273
Related party current assets	3,894	106,247
Deferred tax asset	74,332	72,640
Other current assets	8,990	18,620

Total current assets	778,615	859,780
Property and equipment, net	1,798,406	1,711,003
Long-term restricted investments	3,396	3,400
Deferred financing fees, net	56,489	66,407
Intangible assets, net	2,644,831	2,695,115
Goodwill	1,834,856	1,834,856
Related party long-term assets	28,937	111,767
Other long-term assets	86,255	39,878

Total assets	$7,231,785	$7,322,206

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$525,148	$543,686
Accrued interest	78,581	74,566
Current portion of deferred revenue	1,162,776	1,083,430
Current portion of deferred credit on executory contracts	266,096	252,831
Current maturities of long-term debt	5,482	13,882
Related party current liabilities	18,318	108,246

Total current liabilities	2,056,401	2,076,641
Deferred revenue	270,820	255,149
Deferred credit on executory contracts	580,161	784,078
Long-term debt	2,663,142	2,799,702
Long-term related party debt	358,747	263,579
Deferred tax liability	947,667	940,182
Related party long-term liabilities	25,211	46,301
Other long-term liabilities	60,544	61,052

Total liabilities	6,962,693	7,226,684

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at September 30, 2010 and December 31, 2009:
Series A convertible preferred stock (liquidation preference of $0 at September 30, 2010 and $51,370 at December 31, 2009); no shares issued and outstanding at September 30, 2010 and 24,808,959 shares issued and outstanding at December 31, 2009	—	25
Convertible perpetual preferred stock, series B (liquidation preference of $13 at September 30, 2010 and December 31, 2009); 12,500,000 shares issued and outstanding at September 30, 2010 and December 31, 2009	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at September 30, 2010 and December 31, 2009; 3,923,840,895 and 3,882,659,087 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	3,923	3,882
Accumulated other comprehensive loss, net of tax	(5,823)	(6,581)
Additional paid-in capital	10,400,588	10,352,291
Accumulated deficit	(10,129,609)	(10,254,108)

Total stockholder’s equity	269,092	95,522

Total liabilities and stockholder’s equity	$7,231,785	$7,322,206

SIRIUS XM RADIO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,

(in thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$124,499	$(363,817)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	206,945	231,624
Non-cash interest expense, net of amortization of premium	32,983	39,769
Provision for doubtful accounts	23,300	23,879
Restructuring, impairments and related costs	4,071	26,954
Amortization of deferred income related to equity method investment	(2,081)	(2,082)
Loss on extinguishment of debt and credit facilities, net	34,695	263,767
Loss on investments	8,990	10,967
Loss on disposal of assets	927	—
Share-based payment expense	50,944	67,553
Deferred income taxes	6,060	3,344
Other non-cash purchase price adjustments	(184,703)	(142,487)
Changes in operating assets and liabilities:
Accounts receivable	(18,890)	(9,002)
Receivables from distributors	(22,430)	4,195
Inventory	(1,843)	3,466
Related party assets	(2,654)	15,539
Prepaid expenses and other current assets	41,794	30,188
Other long-term assets	11,765	64,034
Accounts payable and accrued expenses	(69,629)	(68,135)
Accrued interest	5,244	(6,600)
Deferred revenue	92,864	9,032
Related party liabilities	(50,940)	46,961
Other long-term liabilities	(865)	3,958

Net cash provided by operating activities	291,046	253,107

Cash flows from investing activities:
Additions to property and equipment	(257,374)	(217,335)
Sale of restricted and other investments	9,454	—

Net cash used in investing activities	(247,920)	(217,335)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,906	—
Preferred stock issuance, net of costs	—	(3,712)
Long-term borrowings, net of costs	637,406	579,936
Related party long-term borrowings, net of costs	147,094	364,964
Short-term financings	—	2,220
Payment of premiums on redemption of debt	(24,321)	(17,075)
Repayment of long-term borrowings	(820,224)	(610,932)
Repayment of related party long-term borrowings	(55,221)	(351,247)

Net cash used in financing activities	(110,360)	(35,846)

Net decrease in cash and cash equivalents	(67,234)	(74)
Cash and cash equivalents at beginning of period	383,489	380,446

Cash and cash equivalents at end of period	$316,255	$380,372

Footnotes

          Average self-pay monthly churn; conversion rate; ARPU; SAC, per gross subscriber addition; customer service and billing expenses, per average subscriber; and free cash flow are not measures of financial performance under GAAP. We believe these operational and Non-GAAP financial performance measures provide meaningful supplemental information regarding our operating performance and are used by us for budgetary and planning purposes; when publicly providing our business outlook; as a means to evaluate period-to-period comparisons; and to compare our performance to that of our competitors. We believe that investors also use our current and projected metrics to monitor the performance of our business and to make investment decisions.

          These operational and Non-GAAP financial performance measures are used in addition to and in conjunction with results presented in accordance with GAAP. These Non-GAAP financial performance measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations for the quarter divided by the average number of self-pay subscribers for the quarter.

(2)

We measure the percentage of vehicle owners and lessees that receive our service and convert to become self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

(3)

ARPU is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee, which was initially charged to subscribers in the third quarter of 2009. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Subscriber revenue (GAAP)	$612,119	$578,304	$1,793,258	$1,699,455
Net advertising revenue (GAAP)	15,973	12,418	46,296	37,287
Other subscription-related revenue (GAAP)	63,554	11,851	168,195	11,851
Purchase price accounting adjustments	3,176	9,138	12,128	41,022

	$694,822	$611,711	$2,019,877	$1,789,615

Daily weighted average number of subscribers	19,610,837	18,393,678	19,181,040	18,514,041

ARPU	$11.81	$11.09	$11.70	$10.74

(4)

Subscriber acquisition cost, per gross subscriber addition (or SAC, per gross subscriber addition) is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Subscriber acquisition costs (GAAP)	$105,984	$90,054	$305,745	$230,773
Less: margin from direct sales of radios and accessories (GAAP)	(11,360)	1,438	(28,438)	(3,355)
Add: purchase price accounting adjustments	20,889	19,330	58,855	43,309

	$115,513	$110,822	$336,162	$270,727

Gross subscriber additions	1,952,054	1,606,446	5,693,409	4,325,532

SAC, per gross subscriber addition	$59	$69	$59	$63

(5)

Customer service and billing expenses, per average subscriber, is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Customer service and billing expenses (GAAP)	$60,613	$56,529	$175,238	$175,570
Less: share-based payment expense, net of purchase price accounting adjustments	(700)	(849)	(2,157)	(2,411)
Add: purchase price accounting adjustment	54	115	226	358

	$59,967	$55,795	$173,307	$173,517
Daily weighted average number of subscribers	19,610,837	18,393,678	19,181,040	18,514,041

Customer service and billing expenses, per average subscriber	$1.02	$1.01	$1.00	$1.04

(6)	Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Net cash provided by operating activities	$150,059	$116,248	$291,046	$253,107
Additions to property and equipment	(88,061)	(89,524)	(257,374)	(217,335)
Restricted and other investment activity	—	—	9,454	—

Free cash flow	$61,998	$26,724	$43,126	$35,772

(7)

EBITDA is defined as net income (loss) before interest and investment income (loss); interest expense, net of amounts capitalized; taxes expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain non-cash charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income (loss) as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income (loss) to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Net income (loss) (GAAP):	$67,629	$(151,527)	$124,499	$(363,817)
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	4,989	10,951	17,566	46,460
Operating expenses	(66,438)	(64,619)	(193,904)	(177,006)
Share-based payment expense, net of purchase price accounting adjustments	18,390	18,799	53,277	71,301
Depreciation and amortization (GAAP)	67,450	72,100	206,945	231,624
Restructuring, impairments and related costs (GAAP)	2,267	2,554	4,071	30,167
Interest expense, net of amounts capitalized (GAAP)	68,559	80,864	223,230	246,922
Loss on extinguishment of debt and credit facilities, net (GAAP)	256	138,053	34,695	263,767
Interest and investment income (loss) (GAAP)	4,305	(904)	7,197	(3,059)
Other (loss) income (GAAP)	(1,108)	(1,246)	(1,837)	(2,505)
Income tax expense (GAAP)	3,428	1,115	6,060	3,344

Adjusted EBITDA	$169,727	$106,140	$481,799	$347,198

(8)	The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses:

	Unaudited For the Three Months Ended September 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$612,119	$3,176	$—	$615,295
Advertising revenue, net of agency fees	15,973	—	—	15,973
Equipment revenue	17,823	—	—	17,823
Other revenue	71,633	1,813	—	73,446

Total revenue	$717,548	$4,989	$—	$722,537

Operating expenses

Cost of services:
Revenue share and royalties	114,482	27,499	—	141,981
Programming and content	78,143	13,955	(3,229)	88,869
Customer service and billing	60,613	54	(700)	59,967
Satellite and transmission	20,844	272	(1,093)	20,023
Cost of equipment	6,463	—	—	6,463
Subscriber acquisition costs	105,984	20,889	—	126,873
Sales and marketing	51,519	3,506	(2,812)	52,213
Engineering, design and development	12,526	93	(1,776)	10,843
General and administrative	54,188	170	(8,780)	45,578
Depreciation and amortization (a)	67,450	—	—	67,450
Restructuring, impairments and related costs	2,267	—	—	2,267
Share-based payment expense (b)	—	—	18,390	18,390

Total operating expenses	$574,479	$66,438	$—	$640,917

(a) Purchase price accounting adjustments included in the tables above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended September 30, 2010 was $16,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$3,148	$81	$—	$3,229
Customer service and billing	646	54	—	700
Satellite and transmission	1,042	51	—	1,093
Sales and marketing	2,732	80	—	2,812
Engineering, design and development	1,683	93	—	1,776
General and administrative	8,610	170	—	8,780

Total share-based payment expense	$17,861	$529	$—	$18,390

	Unaudited For the Three Months Ended September 30, 2009

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$578,304	$9,138	$—	$587,442
Advertising revenue, net of agency fees	12,418	—	—	12,418
Equipment revenue	10,506	—	—	10,506
Other revenue	17,428	1,813	—	19,241

Total revenue	$618,656	$10,951	$—	$629,607

Operating expenses

Cost of services:
Revenue share and royalties	100,558	22,973	—	123,531
Programming and content	78,315	18,117	(3,202)	93,230
Customer service and billing	56,529	115	(849)	55,795
Satellite and transmission	19,542	331	(1,197)	18,676
Cost of equipment	11,944	—	—	11,944
Subscriber acquisition costs	90,054	19,330	—	109,384
Sales and marketing	52,530	3,155	(2,858)	52,827
Engineering, design and development	11,252	224	(1,877)	9,599
General and administrative	56,923	374	(8,816)	48,481
Depreciation and amortization (a)	72,100	—	—	72,100
Restructuring, impairments and related costs	2,554	—	—	2,554
Share-based payment expense (b)	—	—	18,799	18,799

Total operating expenses	$552,301	$64,619	$—	$616,920

(a) Purchase price accounting adjustments included in the tables above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended September 30, 2009 was $24,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$3,037	$165	$—	$3,202
Customer service and billing	734	115	—	849
Satellite and transmission	1,086	111	—	1,197
Sales and marketing	2,722	136	—	2,858
Engineering, design and development	1,653	224	—	1,877
General and administrative	8,442	374	—	8,816

Total share-based payment expense	$17,674	$1,125	$—	$18,799

	Unaudited For the Nine Months Ended September 30, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$1,793,258	$12,128	$—	$1,805,386
Advertising revenue, net of agency fees	46,296	—	—	46,296
Equipment revenue	50,625	—	—	50,625
Other revenue	190,914	5,438	—	196,352

Total revenue	$2,081,093	$17,566	$—	$2,098,659

Operating expenses

Cost of services:
Revenue share and royalties	320,567	79,271	—	399,838
Programming and content	228,595	42,805	(8,129)	263,271
Customer service and billing	175,238	226	(2,157)	173,307
Satellite and transmission	60,944	897	(3,196)	58,645
Cost of equipment	22,187	—	—	22,187
Subscriber acquisition costs	305,745	58,855	—	364,600
Sales and marketing	156,813	10,692	(8,274)	159,231
Engineering, design and development	35,209	427	(5,332)	30,304
General and administrative	170,935	731	(26,189)	145,477
Depreciation and amortization (a)	206,945	—	—	206,945
Restructuring, impairments and related costs	4,071	—	—	4,071
Share-based payment expense (b)	—	—	53,277	53,277

Total operating expenses	$1,687,249	$193,904	$—	$1,881,153

(a) Purchase price accounting adjustments included in the tables above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the nine months ended September 30, 2010 was $52,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$7,760	$369	$—	$8,129
Customer service and billing	1,931	226	—	2,157
Satellite and transmission	2,960	236	—	3,196
Sales and marketing	7,930	344	—	8,274
Engineering, design and development	4,905	427	—	5,332
General and administrative	25,458	731	—	26,189

Total share-based payment expense	$50,944	$2,333	$—	$53,277

	Unaudited For the Nine Months Ended September 30, 2009

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue, including effects of rebates	$1,699,455	$41,022	$—	$1,740,477
Advertising revenue, net of agency fees	37,287	—	—	37,287
Equipment revenue	31,343	—	—	31,343
Other revenue	28,379	5,438	—	33,817

Total revenue	$1,796,464	$46,460	$—	$1,842,924

Operating expenses

Cost of services:
Revenue share and royalties	296,855	65,608	—	362,463
Programming and content	230,825	54,708	(7,919)	277,614
Customer service and billing	175,570	358	(2,411)	173,517
Satellite and transmission	59,435	1,013	(3,371)	57,077
Cost of equipment	27,988	—	—	27,988
Subscriber acquisition costs	230,773	43,309	—	274,082
Sales and marketing	152,647	9,986	(10,594)	152,039
Engineering, design and development	32,975	772	(5,613)	28,134
General and administrative	182,953	1,252	(41,393)	142,812
Depreciation and amortization (a)	231,624	—	—	231,624
Restructuring, impairments and related costs	30,167	—	—	30,167
Share-based payment expense (b)	—	—	71,301	71,301

Total operating expenses	$1,651,812	$177,006	$—	$1,828,818

(a) Purchase price accounting adjustments included in the tables above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the nine months ended September 30, 2009 was $86,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$7,418	$501	$—	$7,919
Customer service and billing	2,052	359	—	2,411
Satellite and transmission	3,020	351	—	3,371
Sales and marketing	10,081	513	—	10,594
Engineering, design and development	4,841	772	—	5,613
General and administrative	40,141	1,252	—	41,393

Total share-based payment expense	$67,553	$3,748	$—	$71,301

About SIRIUS XM Radio

SIRIUS XM is America’s satellite radio company, broadcasting more than 135 channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to 19.9 million subscribers in cars, trucks, boats and aircraft, and through a wide range of mobile devices.

SIRIUS XM offers an array of content from some of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers. SIRIUS XM programming is also available at sirius.com and xmradio.com, and on Apple iPhone and iPod touch, BlackBerry and Android-powered mobile devices using the SIRIUS XM Premium Online App.

SIRIUS XM has arrangements with every major automaker and its radio products are available at retail locations nationwide, as well as shop.sirius.com and shop.xmradio.com.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our dependence upon automakers and other third parties, the substantial indebtedness of SIRIUS and XM; the useful life of our satellites; and our competitive position versus other forms of audio and video entertainment. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the period ending June 30, 2010 and XM’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the period ending June 30, 2010, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E - SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip
212 584 5289
william.prip@siriusxm.com

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com